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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          ACTIVE IQ TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


               Minnesota                                     41-2004369
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(State of Incorporation or Organization)                  (I.R.S. Employer
                                                         Identification no.)

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
If this form relates to the registration                           If this form relates to the
of a class of securities pursuant to                               registration of a class of securities
Section 12(b) of the Exchange Act and is                           pursuant to Section 12(g) of the
effective pursuant to General Instruction                          Exchange Act and is effective pursuant
A.(c), please check the following box. [ ]                         to General Instruction A.(d), please
                                                                   check the following box: [ ]


Securities Act registration statement file number to which this form relates:
              -------------------
                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                                      Name of Each Exchange on Which
            to be so Registered                                      Each Class is to be Registered
            -------------------                                      ------------------------------

----------------------------------------------------       -----------------------------------------------

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Securities to be registered pursuant to Section 12(g) of the Act:

                           Class B Redeemable Warrants
                           ---------------------------
                                (Title of Class)


                           ---------------------------
                                (Title of Class)


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ITEM 1.      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The following discussion of certain terms and provisions of the Registrant's Class B Redeemable Warrants is qualified in its entirety by reference to the warrant agreement dated August 1, 2001 (the "Warrant
Agreement") between us and Firstar Bank, N.A. (the "Warrant Agent") and also the detailed provisions of the form of warrant certificate attached to the Warrant
Agreement. The Warrant Agreement is an exhibit to this Registration Statement.

         Each of the Registrant's Class B Redeemable Warrants entitles the holder to purchase, at a price of $5.50 subject to adjustment, one share of our common stock at any time until April 30, 2006. The Registrant may redeem the warrants at a price of $.01 per warrant upon 30 days' prior written notice any time after April 30, 2002, following a period of 14 consecutive days in which the average closing bid price of its common stock exceeds $7.50 per share. In addition to the foregoing conditions, the Class B redeemable Warrants may only be redeemed if the shares of common stock issuable upon exercise of the Class B
Redeemable Warrants have been registered under the Securities Act or are otherwise freely transferable.

         Any holder of the Registrant's Class B Redeemable Warrants who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the shares of the Registrant's common stock underlying the warrants and, after the redemption date, any outstanding Class B
Redeemable Warrants will become void and be of no further force or effect.

         The Class B Redeemable Warrants have been issued pursuant to the Warrant Agreement between the Registrant and the Warrant Agent. The Registrant has authorized and reserved for issuance the shares of common stock issuable upon exercise of the Class B Redeemable Warrants. When delivered, all shares of common stock issued upon exercise of the Redeemable Warrants will be duly and validly authorized and issued, fully paid and nonassessable, and no preemptive rights or rights of first refusal will exist with respect thereto.

         The Class B Redeemable Warrants may be exercised upon surrender of the warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the Purchase Form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check or bank check payable to the order of the Company) for the number of shares with respect to which such Warrant is being exercised.

         The exercise price of the Redeemable Warrants and the number of shares to be obtained upon exercise of such Warrant are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Registrant's common stock.
In the event of liquidation, dissolution or winding up of our company, holders of the Class B Redeemable Warrants, unless exercised, will not be entitled to participate in the assets of the Registrant. Holders of the Class B Redeemable
Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Class B Redeemable
Warrants.

ITEM 2.      EXHIBITS.

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
     EXHIBIT       DESCRIPTION OF DOCUMENT
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
      4.1          Warrant Agreement dated August 1, 2001*
      4.2          Form of Class B Redeemable Warrant Certificate*
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      * Incorporated by reference to the Registrant's Registration Statement on
        Form S-3 (No. 333-68088) filed with the Commission on August 21, 2001.



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                                    SIGNATURE

             Pursuant to all of the requirements of Section 12 of the Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      ACTIVE IQ TECHNOLOGIES, INC.



Dated:  August 22, 2001               By: /s/ Kenneth W. Brimmer
                                          --------------------------------------
                                          Kenneth W. Brimmer
                                          Chairman, Chief Executive Officer and
                                          Chief Financial Officer







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